EXHIBIT 10.1

August 16, 2013

Mr. Mark R. Tauscher

c/o PLC Systems Inc.

459 Fortune Boulevard
Milford, Massachusetts

Dear Mark:

You and PLC Medical Systems, Inc. (“PLCM”) are parties to a letter agreement dated December 22, 1999  (“the Original Letter Agreement”), as amended on June 18, 2008 (the “First Amendment”), which outlines the terms and conditions of your employment with PLCM.  You and PLCM desire to amend certain provisions of the Original Letter Agreement as set forth in this letter agreement (the “Second Amendment”) below. For good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, we hereby agree as follows:

1.              Section 9 of the Original Letter Agreement is hereby modified by adding the following at the end of the first paragraph of Section 9:

“Notwithstanding the preceding two sentences, if your employment with PLCM (or any successor entity following a “Change of Control” (as defined in subsections (i) and (iii) of the fifth paragraph of Section 9) is terminated without “Cause” or for “Good Reason”, then you shall be paid the Severance Amount as follows: (i) $300,000 of the Severance Amount shall be payable in cash payable 50% upon termination of your employment with PLCM or any successor entity and the remaining 50% of the cash portion shall be paid in nine equal monthly installments over a nine month period following such termination, and (ii)  that portion of the Severance Amount in excess of $300,000 shall be payable in unregistered common stock of the successor entity (as applicable) based upon the closing price of the common stock the successor entity on the effective date of termination of your employment.  Such shares shall be issued within ten days of the effective date of termination of your employment. [For illustration purposes only, if the Severance Amount equals $488,191.50, then $188,191.50 (the remaining portion of the Severance Amount in excess of $300,000), would be paid by the issuance of unregistered common stock the successor entity, as applicable.  If, for example, on the effective date of termination of your employment, the closing price for the common stock of PLC or the successor entity, as applicable, is $.10 per share, you would be issued 1,881,915 unregistered shares of PLC or the successor entity’s Common Stock, as applicable, within ten days of the effective date of the change in control].”

2.              Section 9 of the Original Letter Agreement is hereby modified by adding the following at the end of the third paragraph of Section 9:  “In calculating the Severance Amount, your base salary shall be deemed to equal the greater of $325,461 or your base salary as then in effect.”

3.              Prior to entering into this Second Amendment, you have had the opportunity to review this Second Amendment with legal, tax and investment counsel of your choosing and have not relied upon any advice from the Company or its agents, directors, employees, legal and tax counsel.  As a condition to receipt of any securities issued to you as payment for a portion of the Severance Amount, you will execute such documentation as counsel to PLC or any successor issue may request, in its reasonable discretion, including an acknowledgement that (i) the shares of stock which may be issued hereunder will constitute “restricted securities” in the United States and Canada, (ii)  will not be registered or qualified under the Securities Act or any other applicable securities law, (iii) if issued, you will be acquiring the securities as principal for your own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any other applicable securities law, and (iv) that at the time of receipt of such securities, you will have no intention of distributing any of such securities and will have no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such securities.

4.              All other terms of the Original Letter Agreement, as amended by the First Amendment, are hereby ratified and confirmed in all respects.

If the foregoing correctly sets forth out understanding, kindly sign and return one copy of this Second Amendment.

Very truly yours,

PLC MEDICAL SYSTEMS, INC.

	BY:	/s/ Gregory W. Mann
Gregory W. Mann, Chief Financial Officer

ACCEPTED AND AGREED

/s/ Mark R. Tauscher
Mark R. Tauscher